UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 19, 2010
Date of Report (Date of earliest event reported)

FIRST BANKS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI	0-20632	43-1175538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

135 North Meramec, Clayton, Missouri	63105
(Address of principal executive offices)	(Zip code)

(314) 854-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

First Banks, Inc. (the “Company”), the holder of 100% of the outstanding common stock of First Preferred Capital Trust IV (the “Trust”), issued a press release on November 19, 2010 announcing that it has extended its consent solicitation from the holders of the 8.15% cumulative trust preferred securities of the Trust (the “Trust Preferred Securities”) (CUSIP No. 33610A209), which commenced on October 15, 2010. The Company is seeking consents (the “Consent Solicitation”) to amend: (a) the Indenture, dated April 1, 2003, relating to the 8.15% Subordinated Debentures due 2033 issued by the Company to the Trust; (b) the Amended and Restated Trust Agreement, dated April 1, 2003, relating to the Trust; and (c) the Preferred Securities Guarantee, dated April 1, 2003, relating to the Trust Preferred Securities. This action is subject to approval of the holders of record (as of October 12, 2010) of a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities.

The Consent Solicitation was previously scheduled to expire on November 19, 2010 at 5:00 p.m., New York City time and has been extended until January 21, 2010, 5:00 p.m., New York City time, in order to give the holders of the Trust Preferred Securities adequate time and opportunity to evaluate the proposed amendments and submit their response. As of the time of the issuance of the press release, holders of approximately 663,000 of the 1,840,000 outstanding Trust Preferred Securities, representing over 36%, have responded to the solicitation, and of the total amount, nearly 73% have approved the consent.

The terms and conditions of the Consent Solicitation, as in effect prior to the extension, are described in the Consent Solicitation Statement, dated October 15, 2010, which was filed as Exhibit 99.1 of the Company’s Current Report on Form 8-K, as filed with the United States Securities and Exchange Commission on October 18, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

99	Press Release issued on November 19, 2010 – filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST BANKS, INC.

Date:	November 22, 2010	By:	/s/	Terrance M. McCarthy
Terrance M. McCarthy
President and Chief Executive Officer

Exhibit Index

Exhibit
Number	Description
99	Press Release issued on November 19, 2010.